Exhibit 99.1

NEWS RELEASE
AFC ENTERPRISES, INC. ANNOUNCES APPOINTMENTS OF RICHARD LYNCH
AND RALPH BOWER TO POPEYES LEADERSHIP TEAM
The Company names Lynch Chief Marketing Officer and Bower Chief Operations Officer
Atlanta, Georgia, February 6, 2008 – AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® Chicken & Biscuits, today announced the appointments of Richard Lynch as Chief Marketing Officer, effective March 1, 2008 and Ralph Bower as Chief Operations Officer of its Popeyes brand, effective immediately.
“Dick and Ralph are ideally suited to help accelerate the performance of Popeyes. Both are highly regarded leaders in their area of expertise and bring an impressive record of accomplishment to our Leadership Team,” said Cheryl Bachelder, AFC Enterprises CEO. “Serving as interim CMO for the last few months, Dick has already had a significant influence on our brand strategy. Ralph is an experienced operator in the chicken QSR and franchise industries that will quickly impact our restaurant operations. I am very excited to welcome them both to the Popeyes team.”
Mr. Lynch, age 53, will join AFC as CMO following his consultancy as interim CMO and after an impressive career in brand consulting and consumer strategy. He served as principal of GO LLC, a marketing consulting firm specializing in restaurant and food retail from 2003 to 2008, where he developed brand strategy and innovation plans for concepts including Burger King, Ruby Tuesday, and Buffalo Wild Wings. His experience extends beyond restaurant and food retail to include global branding strategy for such companies as IMG, the world’s largest sports marketing firm.
From 1982 to 2003, Mr. Lynch served as executive vice president at Campbell Mithun Advertising where he led the development of brand architecture and positioning for brands such as Domino’s Pizza, Martha Stewart Everyday and Betty Crocker. He also held key creative roles from 1978 to 1982 with Tracy-Locke Advertising in Dallas, TX and Ketchum Communications in San Francisco, CA.
Mr. Lynch holds a Bachelor’s of Science degree in Business Administration from the University of Wisconsin at Milwaukee.

Mr. Bower, age 45, joins AFC with extensive experience in general management and operations in the retail food service industry. Most recently, he was the KFC operations leader responsible for more than 900 KFC franchised restaurants in the western United States. Prior to this position, he led KFC company operations in Pennsylvania, New Jersey, and Delaware. He also directed the guest satisfaction function for all Yum Brands restaurants. Before joining Yum Brands in 2002, he was employed by Western Ohio Pizza, a franchisee of Domino’s Pizza, overseeing operations in Dayton, OH and Indianapolis, IN. He began his restaurant career with the second largest Domino’s franchise organization, Team Washington, where he was a regional supervisor. In each of these roles he has demonstrated exceptional leadership and performance results in the restaurant industry.
Prior to his restaurant experience, Mr. Bower served as an officer in the United States Navy. He holds a Bachelor’s of Science degree in English from the United States Naval Academy.
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® Chicken & Biscuits, the world’s second-largest quick-service chicken concept. As of October 7, 2007, Popeyes had 1,881 restaurants in the United States, Puerto Rico, Guam and 24 foreign countries. AFC has a primary objective to be the world’s Franchisor of Choice® by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found at www.afce.com.
AFC Contact Information
Investor inquiries:
Cheryl Fletcher, Director, Finance & Investor Relations
(404) 459-4487 or investor.relations@afce.com
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com
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